Exhibit 99.1
THE BANCORP REPORTS 3Q 2026 EPS OF $1.53, ROA OF 2.51%, AND ROE OF 36.0%
POWERED BY CONTINUOUS AND SUSTAINED GROWTH IN FINTECH FEES
Wilmington, DE – October 29, 2026 – The Bancorp, Inc. (NASDAQ: TBBK) (the “Company” or “we” or “our”), a financial holding company, today reported its financial results for the third quarter of 2026, reporting net income of $62.8 million and $1.53 per diluted share for the quarter, reflecting diluted EPS growth of 29.7% from the third quarter of 2025.
“It was a very eventful quarter for The Bancorp,” said Damian Kozlowski, CEO of The Bancorp, Inc. “We continued with strong momentum in Fintech and took actions to support future growth and increasing productivity and efficiency. I remain confident that we are well positioned to maintain our market-leading profitability and competitive position, while we continue to build and enhance our one-of-a-kind fintech ecosystem and franchise. We are maintaining Core EPS(1) guidance in the range of $5.95 - $6.05 a share for 2026(2), and providing a Core EPS(1) baseline range of $7.00 - $7.20 a share for 2027. In addition, we are initiating preliminary Core EPS(1) guidance for 2028 of $8.00 - $8.20 a share. Our guidance in 2026, 2027 and 2028 includes stock buybacks. We expect to repurchase $200 million of shares in 2026, or $50 million a quarter. We are currently targeting buyback amounts for 2027 through Q1 2028 to be approximately 100% of Adjusted net income(1). We expect our three major Fintech initiatives along with platform efficiency and productivity gains from our organizational restructuring and adoption of AI tools, plus capital return through continued buybacks, will be the driving forces behind EPS accretion. EPS gains are subject to development and implementation timelines in Fintech, and our stock price for buybacks.”
Selected GAAP financial results and metrics are as follows:

(Dollars in thousands except where noted and per share data)	3Q 2026	2Q 2026	3Q 2025

Results of Operations:
Net income	$62,780	$60,656	$54,927
Net income per share - diluted	$1.53	$1.45	$1.18
Weighted average shares - diluted	41,149,490	41,794,160	46,518,125

Net interest income	$90,067	$90,466	$94,197
Provision (reversal) for credit losses on non-fintech loans	$655	$365	$5,755
Non-interest income - total fintech fees	$41,819	$40,894	$35,083
Total non-interest expense	$63,529	$56,476	$56,404
Income tax expense	$8,944	$20,285	$18,228

Key Performance Metrics:
Return on assets(3)	2.51%	2.51%	2.50%
Return on equity(3)	36.0%	34.7%	26.6%
Net interest margin	3.75%	3.85%	4.45%
Book value per share (as of period end)	$16.83	$17.19	$17.48

Volume:
Average loan portfolio (in millions)	$7,908	$7,629	$6,689
Average assets (in millions)	$9,916	$9,704	$8,720
Average deposits (in millions)	$8,419	$8,414	$7,625
Gross dollar volume (GDV) of prepaid, debit and credit cards (in millions)(4)	$54,328	$53,453	$44,038
____________________
(1)Adjusted net income and Core earnings per share (EPS) are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP). The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most comparable GAAP estimates without unreasonable efforts because we are unable to predict, forecast or determine the probable significance of the items impacting these estimates with a reasonable degree of accuracy. See “Non-GAAP Financial Measures” section at the end of the document for a description of these measures.

(2)The 2026 guidance discussed in 2Q 2026 on a GAAP basis is consistent with the Core EPS range that would have been provided at that time.
(3)Annualized
(4)Represents the total dollar amount spent on prepaid, debit and credit cards issued by The Bancorp Bank, N.A.
GAAP results presented above are impacted by certain items that are excluded from Core results. Below is a summary of those items:

(in thousands, except per share amounts)	3Q 2026			2Q 2026		3Q 2025

	Total		Per share (after tax)(1)	Total	Per share (after tax)(1)	Total	Per share (after tax)(1)
Restructuring costs	$4,276	(2)	$0.08	$—	$—	$—	$—
Legal settlement	1,900	(2)	0.04	—	—	—	—
Income tax expense (benefit) - Tax credits recognized related to prior periods	(7,284)		(0.18)	—	—	—	—
__________
(1)See “Non-GAAP Financial Measures” section at the end of the document for a detailed description of these metrics and a reconciliation to the closest equivalent GAAP metric.
(2)Pre-tax
Non-interest expense for 3Q 2026 includes $4.3 million of costs related to the restructuring of our Small Business Lending business line and other departmental reductions, and $1.9 million related to an accrual for the estimated cost of a legal settlement.
In 3Q 2026, as part of our tax strategies, we purchased transferable tax credits to reduce our cash tax obligation for 2026 and certain eligible prior years. Our 3Q 2026 income tax expense includes $10.3 million of total benefits related to transferable investment tax credits, of which $3.0 million relates to 2026 taxes and $7.3 million is considered non-core as it relates to the carryback of credits to prior periods.
Our Adjusted net income(1) excludes the aforementioned items and totaled $60.4 million for 3Q 2026, compared to $54.9 million at 3Q 2025, a 9.9% increase, and level with $60.7 million at 2Q 2026.
Non-GAAP results and performance metrics are as follows:

(Dollars in thousands except per share data)	3Q 2026	2Q 2026	3Q 2025

Non-GAAP Results and Metrics:
Adjusted net income(1)	$60,375	$60,656	$54,927
Core earnings per share - diluted(1)	$1.47	$1.45	$1.18
Core non-interest expense(1)	$57,353	$56,476	$56,404
Core income tax expense(1)	$17,525	$20,285	$18,228
Core efficiency ratio(1)	42.2%	41.0%	41.8%
Core return on assets(1)	2.42%	2.51%	2.50%
Core return on equity(1)	34.7%	34.7%	26.6%
__________
(1)See “Non-GAAP Financial Measures” section at the end of the document for a detailed description of these metrics and a reconciliation to the closest equivalent GAAP metric.
Earnings Release Conference Call
Management will conduct a conference call to review third quarter of 2026 results at 8:00 AM ET on Friday, October 30, 2026. Interested parties may access the live conference call by clicking on the webcast link on The Bancorp’s homepage at www.thebancorp.com or by dialing 1.833.461.5787 and entering Conference ID 899117712.
For those who cannot access the live broadcast, the replay will be available following the live call via webcast on The Bancorp’s website or by visiting https://events.q4inc.com/attendee/899117712.

Third Quarter 2026 Highlights:
•Net interest margin of 3.75% compared to 4.45% for 3Q 2025 and 3.85% at 2Q 2026.
•Ending Loans, net of deferred fees and costs of $7.26 billion compared to $6.67 billion at 3Q 2025, an 8.8% increase, and $7.07 billion at 2Q 2026, a 2.6% increase (not annualized).
•Ending Fintech loans of $936.6 million, or 12.7% of total loans, a 19.3% increase from $785.0 million at 3Q 2025 and a 3.9% increase (not annualized) from $901.5 million at 2Q 2026. Average Fintech loans of $1.55 billion, a $906.7 million increase, or 141.4%, from 3Q 2025, and a $156.9 million increase, or 11.3% (not annualized), compared to 2Q 2026.
•Average deposits of $8.42 billion increased $794.2 million, or 10.4% from 3Q 2025 and were relatively consistent with $8.41 billion in 2Q 2026. The average cost of deposits was 1.72% compared to 2.04% for 3Q 2025 and 1.63% in 2Q 2026.
•GDV, representing the total amount spent on prepaid, debit and credit cards issued by The Bancorp Bank, N.A., totaled $54.33 billion, an increase of $10.29 billion, or 23.4%, compared to $44.04 billion in 3Q 2025 and an increase of $875.6 million, or 1.6% (not annualized), compared to 2Q 2026.
•Consumer credit fees from Fintech loans of $7.7 million, a 72.0% increase compared to $4.5 million in 3Q 2025 and an 18.1% increase from $6.5 million in 2Q 2026.
•Total prepaid, debit card, ACH, and other payment fees of $34.1 million, an 11.4% increase from $30.6 million in 3Q 2025, and relatively consistent with $34.3 million in 2Q 2026.
•Share repurchases of $50.0 million for 822,229 shares, or 2.0% of issued and outstanding shares, at an average cost of $60.81.

Third Quarter 2026 Discussion of Financial Results:
Loan Portfolio

The following table summarizes the total loan portfolio at September 30, 2026 compared to prior periods:

(in thousands)	September 30, 2026		June 30, 2026		September 30, 2025
		Mix		Mix		Mix
Loans, at amortized cost:
Real estate bridge lending	$2,427,108	33.0%	$2,233,688	31.1%	$2,131,689	31.3%
SBLOC / IBLOC	1,830,690	24.9%	1,825,301	25.4%	1,609,047	23.6%
Small business loans	1,063,143	14.4%	1,034,264	14.4%	987,071	14.5%
Fintech	936,577	12.7%	901,502	12.5%	785,045	11.5%
Direct lease financing	641,008	8.7%	670,902	9.3%	693,322	10.2%
Advisor financing	196,858	2.7%	240,049	3.3%	285,531	4.2%
Other loans	147,799	2.0%	152,604	2.3%	164,487	2.4%
Total loans	7,243,183	98.4%	7,058,310	98.3%	6,656,192	97.7%
Unamortized loan fees and costs	14,466	0.2%	15,596	0.2%	16,445	0.2%
Loans, net of deferred fees and costs	$7,257,649	98.6%	$7,073,906	98.5%	$6,672,637	97.9%

Loans, at fair value:
SBLs, at fair value	$52,198	0.7%	$60,617	0.8%	$71,829	1.1%
Real estate bridge loans (non-SBA), at fair value	53,730	0.7%	53,545	0.7%	70,829	1.0%
Total commercial loans, at fair value	$105,928	1.4%	$114,162	1.5%	$142,658	2.1%

Total loan portfolio	$7,363,577	100.0%	$7,188,068	100.0%	$6,815,295	100.0%
As of September 30, 2026, Loans, net of deferred fees and costs were $7.26 billion, an 8.8% increase compared to $6.67 billion at September 30, 2025 and a 2.6% increase (not annualized) from $7.07 billion at June 30, 2026. The $585.0 million increase in Loans, net from September 30, 2025 was primarily driven by growth in REBL of $295.4 million, a $221.6 million increase in SBLOC/IBLOC, and an increase in Fintech loan growth of $151.5 million.

Fintech loans of $936.6 million include $259.8 million from secured credit card accounts and $676.8 million from short-term liquidity products, and account for 12.7% of the total loan portfolio. Secured credit card accounts are backed by cash collateral provided by each individual cardholder, held on the balance sheet as non-interest earning deposits, with the loan balance required to be repaid in full monthly. Short-term liquidity products to individual borrowers range in maturity from 30 days to 365 days. All Fintech loans are covered by credit enhancements, where a partner provides financial protection against consumer credit losses. We maintain cash collateral balances from our Fintech partners equivalent to the expected losses on dollars already lent, and have setoff rights related to other revenues generated through those relationships.
Average Fintech loans were $1.55 billion, a $906.7 million increase, or 141% from 3Q 2025, and an increase of $156.9 million, or 11% (not annualized), compared to 2Q 2026, continuing the strategic shift of the balance sheet towards sponsored lending.

Deposits & Liquidity
Average deposits for 3Q 2026 were $8.42 billion, a 10.4% increase from $7.63 billion in 3Q 2025, and relatively consistent with $8.41 billion in 2Q 2026. The increase from 3Q 2025 was primarily driven by continued growth in deposits sourced from our Fintech relationships.
The average interest rate on deposits for 3Q 2026 was 1.72%, a 32-basis point decrease compared to 3Q 2025, and a 9-basis point increase compared to 2Q 2026. The fluctuation from 3Q 2025 is driven by the mix of deposits and the short-term interest rate environment.
Our Fintech partnerships generate 96% of our total deposits, and such deposits are primarily low balance, insured deposits, and accordingly, do not constitute the same liquidity risk experienced by traditional branch deposit franchises. As of September 30, 2026, 94% of the deposits are insured, 3% are low balance accounts such as anonymous gift cards and corporate incentive cards for which there is no identified depositor, and 3% are other uninsured deposits.
As of September 30, 2026, we had $877.8 million of off-balance sheet deposits, which consist of deposits swept to other financial institutions to manage our balance sheet composition and deposit portfolio diversity. Off-balance sheet deposits were $744.7 million as of September 30, 2025 and $1.12 billion as of June 30, 2026.
We maintain secured borrowing lines of credit with the Federal Reserve Bank and Federal Home Loan Bank that are collateralized by pledged loans and investment securities. As of September 30, 2026, we had $1.11 billion of short-term borrowings under these facilities, which averaged $511.3 million for 3Q 2026, an increase from $45.1 million average balance for 3Q 2025. Based on the current amount of loans and securities pledged, there was $3.45 billion of additional available capacity at September 30, 2026.
Net Interest Income and Net Interest Margin
Net interest income was $90.1 million for 3Q 2026, a decrease compared to $94.2 million for 3Q 2025 and relatively consistent with $90.5 million for 2Q 2026.
The $4.1 million decrease compared to 3Q 2025 reflects $3.3 million higher interest cost for deposits and liabilities and $0.8 million lower interest income. The higher interest cost includes $1.4 million higher interest cost from senior debt issuance in August 2025, given the higher rate and upsizing. In addition, short term borrowing interest increased $4.6 million while deposit interest decreased $2.7 million, reflecting higher short term borrowings to fund new loans, our increased total funding requirement from higher average loan balances, partially offset by lower rates compared to the prior year quarter. The remaining decrease in net interest income was primarily driven by the shift of our portfolio mix to more Fintech loans for which we primarily earn fee income.

Net interest margin was 3.75% for 3Q 2026, compared to 4.45% for 3Q 2025 and 3.85% for 2Q 2026. The decline from 3Q 2025 was primarily driven by the shift of our portfolio mix to more Fintech loans for which we primarily earn fee income, although we recognize interest income on certain Fintech loan products.

Credit Quality

(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
For the three months ended:
Provision for credit losses:
Fintech	$39,997	$25,766	$39,790
Non-fintech	655	365	5,755
Unfunded commitments	(21)	(42)	(491)
Provision for credit losses, total	$40,631	$26,089	$45,054

Net charge-offs:
Fintech	$39,523	$24,802	$37,454
Non-fintech	1,141	851	3,332
Total net charge-offs	$40,664	$25,653	$40,786

As of period end:
Allowance for credit losses:
Fintech	$31,207	$30,733	$29,318
Non-fintech	32,276	32,762	34,834
Total allowance for credit losses	$63,483	$63,495	$64,152

Criticized Assets	$166,533	$146,665	$268,690
Total provision, including provision for Fintech loans that are supported by credit enhancements, was $40.6 million in 3Q 2026, a $4.5 million decrease from $45.1 million in 3Q 2025 and a $14.5 million increase compared to $26.1 million in 2Q 2026. For Non-fintech loans, provision was $0.7 million in 3Q 2026, compared to $5.8 million in 3Q 2025 and $0.4 million in 2Q 2026. Non-fintech provision in 3Q 2025 was elevated driven by estimated losses for the direct leasing portfolio. Fintech loan provision was $40.0 million in 3Q 2026, compared to $39.8 million in 3Q 2025 and $25.8 million in 2Q 2026, driven by the relative charge-off levels in the respective periods.
Total net charge-offs, including Fintech loans which are supported by credit enhancements, were $40.7 million for 3Q 2026, relatively consistent with $40.8 million for 3Q 2025 and an increase from $25.7 million for 2Q 2026, resulting in ratios of total net charge-offs to average loans of 2.09%, 2.50% and 1.37% for the respective periods (annualized). For Non-fintech loans, net charge-offs were $1.1 million for 3Q 2026, compared to $3.3 million for 3Q 2025 and $0.9 million for 2Q 2026, resulting in ratios of non-fintech net charge-offs to non-fintech average loans of 0.07%, 0.23% and 0.06% for each of the respective periods (annualized). The elevated charge-offs in 3Q 2025 were due to credit performance in the leasing portfolio. Fintech net charge-offs were $39.5 million for 3Q 2026, compared to $37.5 million for 3Q 2025 and $24.8 million for 2Q 2026, resulting in ratios of Fintech net charge-offs to Fintech average loans of 10.21%, 23.37%, and 7.13% for each of the respective periods (annualized).
Total allowance for credit losses was $63.5 million, a slight decrease from $64.2 million at the end of 3Q 2025 and relatively consistent with $63.5 million at the end of 2Q 2026, resulting in total coverage of 0.87%, 0.96% and 0.90% at the end of the respective periods. Non-fintech allowance was $32.3 million, a slight decrease from $34.8 million at the end of 3Q 2025, and relatively consistent with $32.8 million at the end of 2Q 2026, resulting in non-fintech coverage of 0.51%, 0.59% and 0.53% at the end of the respective periods. Fintech allowance was $31.2 million, an increase from $29.3 million at the end of 3Q 2025 and a slight increase from $30.7 million at the end of 2Q 2026, resulting in Fintech coverage of 3.33%, 3.73%, and 3.41% at the end of the respective periods. The decrease in Fintech coverage from 3Q 2025 primarily reflects improved performance of those loans.
Ending total criticized loans of $166.5 million, a significant decrease from $268.7 million at 3Q 2025, and a 14% increase from $146.7 million at the end of 2Q 2026. The $102.2 million decrease from 3Q 2025 was primarily driven by a $121.3 million decrease in criticized REBL partially offset by a $22.7 million increase in small business loans. The $19.9 million increase from 2Q 2026 was primarily driven by a $17.8 million increase in criticized REBL loans. In October 2026, $27.6 million of the REBL criticized loans were recapitalized with new counterparties.

Non-Interest Income
The following table summarizes our non-interest income and related metrics:

(dollars in thousands)	3Q 2026	2Q 2026	3Q 2025
Total fintech fees	$41,819	$40,894	$35,083
Fintech loan credit enhancement	39,997	25,766	39,790
Other non-interest income	4,001	6,380	5,543
Total non-interest income	$85,817	$73,040	$80,416

Metrics:
Non-interest income as a percentage of total revenue	48.8%	44.7%	46.1%
Core non-interest income as a percentage of total revenue (Non-GAAP)(1)	33.7%	34.3%	30.1%
Fintech fees as a percentage of total revenue	23.8%	25.0%	20.1%
Core fintech fees as a percentage of total revenue (Non-GAAP)(1)	30.8%	29.7%	26.0%
Total non-interest income for 3Q 2026 was $85.8 million, which includes $40.0 million of credit enhancement income compared to $80.4 million in 3Q 2025 which includes $39.8 million of credit enhancement income and $73.0 million in 2Q 2026, which includes $25.8 million of credit enhancement income.
Total fintech fees for 3Q 2026 were $41.8 million, a $6.7 million increase, or 19.2%, compared to 3Q 2025, and a $0.9 million increase or 2.3% (not annualized), compared to 2Q 2026. The increase in total fintech fees was driven by organic volume growth with existing partners and products, and our focus on expanding our Fintech business.
Other non-interest income was $4.0 million, a $1.5 million decrease compared to 3Q 2025 and a $2.4 million decrease compared to 2Q 2026. The elevated other income for 3Q 2025 is primarily driven by $2.3 million from the forfeiture of an earnest money deposit for a terminated OREO sale agreement in 3Q 2025 and the elevated other income for 2Q 2026 is primarily driven by higher other fee income from loans.
Core non-interest income as a percentage of total revenue,(1) was 33.7% compared to 30.1% in 3Q 2025 and 34.3% in 2Q 2026. Core fintech fees as a percentage of total revenue,(1) were 30.8% compared to 26.0% in 3Q 2025 and 29.7% in 2Q 2026.
Non-Interest Expense
Total non-interest expense of $63.5 million increased $7.1 million from 3Q 2025 and increased $7.0 million from 2Q 2026. The increases are primarily driven by nonrecurring costs recognized in 3Q 2026, including $4.3 million related to restructuring our SBL business and other departmental reductions, and $1.9 million related to an accrual for the estimated cost of a legal settlement.
Core non-interest expense(1) was $57.4 million, compared to $56.4 million in 3Q 2025 and $56.5 million in 2Q 2026. The slight increase is primarily driven by increased legal costs.
Core efficiency ratio(1) was 42.2% for 3Q 2026, compared to 41.8% for 3Q 2025 and 41.0% for 2Q 2026.
Income Taxes
Income tax expense was $8.9 million for 3Q 2026, $20.3 million for 2Q 2026, and $18.2 million for 3Q 2025. Our effective income tax rate was 12.5% for 3Q 2026, 25.1% for 2Q 2026, and 24.9% for 3Q 2025.
Income tax expense for 3Q 2026 includes $10.3 million of total benefits related to our purchase of transferable tax credits. Of the credits recognized, $3.0 million relates to 2026 activity, and $7.3 million is considered non-core as it relates to carryback of credits to prior periods. We expect to continue to invest in tax credits in future periods, resulting in an estimated annual future effective tax rate of approximately 23.9%, compared to the full year 2025 effective tax rate of 24.7%.
________
(1) See “Non-GAAP Financial Measures” section at the end of the document for a detailed description of these metrics and a reconciliation to the closest equivalent GAAP metric.

Capital
The following table summarizes our regulatory capital ratios as of September 30, 2026.

	September 30, 2026
	The Bancorp, Inc.	The Bancorp Bank, N.A.	“Well Capitalized”(1)

Tier 1 capital to average assets	7.26%	9.03%	5.00%
Tier 1 capital to risk-weighted assets	11.37%	14.11%	8.00%
Total capital to risk-weighted assets	12.39%	15.12%	10.00%
Common equity Tier 1 to risk-weighted assets	11.37%	14.11%	6.50%
________
(1)“Well Capitalized” institution under federal regulations Basel III.
As of September 30, 2026, capital levels for The Bancorp Bank, N.A. (the “Bank”) continue to be strong and in excess of the “Well Capitalized” regulatory benchmarks, with Tier 1 Capital to average assets (Leverage), Tier 1 Capital to Risk-Weighted Assets, Total Capital to Risk-Weighted Assets and Common Equity Tier 1 to Risk-Weighted Assets ratios of 9.03%, 14.11%, 15.12%, and 14.11%, respectively, and for the Company of 7.26%, 11.37%, 12.39%, and 11.37%, respectively.
Book value per common share at September 30, 2026 was $16.83, a decrease of $0.65 compared to $17.48 at September 30, 2025. Total shareholders’ equity of $676.8 million decreased by $101.4 million, driven by a decrease of $57.7 million, or $1.43 book value per share, from unrealized losses on our available for sale investment portfolio driven by market rate increases. In addition, the total change in shareholders' equity includes $302.7 million of share repurchases and excise tax, partially offset by $239.8 million of net income and $19.3 million of stock-based compensation. Outstanding shares decreased 4.308 million shares since September 30, 2025, driven primarily by share repurchases.
Book value per common share decreased $0.36 from $17.19 at June 30, 2026. Total shareholders' equity decreased by $28.6 million, driven by a decrease of $59.7 million, or $1.48 book value per share, from unrealized losses on our available for sale investment portfolio driven by market rate increases. The remaining total change in shareholders' equity includes $50.5 million of share repurchases and excise tax, partially offset by $62.8 million of net income.
During 3Q 2026, we repurchased 822,229 shares of our common stock, or 2.0% of issued and outstanding shares, at an average cost of $60.81 per share, for a total capital return of $50.0 million, resulting in ending outstanding shares of 40.221 million.
Year-to-date for 2026, we repurchased 2,535,419 shares of our common stock, or 6.0% of issued and outstanding shares, at an average cost of $59.16 per share, for a total capital return of $150.0 million.

About The Bancorp
The Bancorp, Inc. (NASDAQ: TBBK), through its subsidiary, The Bancorp Bank, N.A., is defining the future of banking. As one of the first banks to embrace fintech, The Bancorp has been a driving force behind the industry’s evolution, serving as an essential financial enabler of Fintech innovation for more than 25 years. Led by its Fintech Solutions business, the company delivers a dynamic portfolio of payment and lending solutions that empowers its clients to turn bold ideas into real-world success.
Ranked by the Nilson Report as the No. 1 issuer of prepaid cards in the U.S. and among the top 10 debit card issuers nationally, The Bancorp also holds leading positions in its Institutional Banking, Fleet Management Services, and Real Estate Bridge Lending businesses. Across every line of business, The Bancorp fosters prosperity through the perpetual transformation of banking and aims to drive growth for its clients, investors, employees, and the communities it serves.
For more information, visit https://thebancorp.com/.
Forward-Looking Statements
Statements in this earnings release regarding The Bancorp’s business that are not historical facts are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “could,” “continue,” or the negative thereof and similar terms or expressions. Forward-looking statements include, but are not limited to, statements regarding our anticipated 2026, 2027 and 2028 results, including earnings per share accretion, future growth, profitability, productivity and efficiency, our Fintech initiatives and revenue streams, the possible benefits relating to the adoption of AI tools, the impact of organizational restructuring, the amount of charges and savings from the restructuring, including the anticipated annualized run-rate savings, the timing of employee departures and completion of the restructuring, share repurchases, and tax credits. Such forward-looking statements relate to our current assumptions, projections, and expectations about our business and future events, including current expectations about important economic and political factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.
The Bancorp, Inc. Contact
Dominic C. Canuso, EVP, Chief Financial Officer
(302) 385-5220
dcanuso@thebancorp.com
Source: The Bancorp, Inc.

THE BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)

CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net interest income	$90,067	$94,197	$269,347	$283,432

Provision (reversal) for credit losses on non-fintech loans	655	5,755	(328)	8,123
Provision for credit losses on Fintech loans	39,997	39,790	94,606	128,891
Provision (reversal) for unfunded commitments	(21)	(491)	43	(744)
Provision for credit losses, total	40,631	45,054	94,321	136,270

Net interest income after provision for credit losses	49,436	49,143	175,026	147,162

Non-interest income:
Fintech fees
ACH, card, and other payment fees	6,104	5,077	18,459	15,771
Prepaid, debit card and related fees	27,988	25,513	82,455	77,340
Consumer credit Fintech fees	7,727	4,493	19,868	12,063
Total fintech fees	41,819	35,083	120,782	105,174
Net realized and unrealized gains on commercial loans, at fair value	(32)	1,005	104	1,710
Leasing related income	1,756	1,397	5,430	5,500
Fintech loan credit enhancement	39,997	39,790	94,606	128,891
Other non-interest income	2,277	3,141	10,460	6,526
Total non-interest income	85,817	80,416	231,382	247,801

Non-interest expense:
Salaries and employee benefits	36,124	37,350	110,102	108,153
Restructuring costs	4,276	—	5,201	—
Data processing expense	1,427	1,259	4,123	3,691
Legal expense	2,138	1,483	4,949	5,303
Legal settlement (reimbursement)	1,900	—	(100)	—
FDIC insurance	1,709	905	4,066	3,160
Software	5,982	5,040	16,983	15,197
Other non-interest expense	9,973	10,367	29,707	31,417
Total non-interest expense	63,529	56,404	175,031	166,921
Income before income taxes	71,724	73,155	231,377	228,042
Income tax expense	8,944	18,228	47,872	56,121
Net income	$62,780	$54,927	$183,505	$171,921

Earnings per share - basic	$1.54	$1.20	$4.43	$3.69
Earnings per share - diluted	$1.53	$1.18	$4.39	$3.64

Weighted average shares - basic	40,685,458	45,865,172	41,421,579	46,554,311
Weighted average shares - diluted	41,149,490	46,518,125	41,834,133	47,209,469

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2026	June 30, 2026	December 31, 2025	September 30, 2025
Assets:
Cash and cash equivalents
Cash and due from banks	$17,500	$9,527	$8,038	$10,162
Interest-earning deposits	70,857	70,556	104,611	74,517
Total cash and cash equivalents	88,357	80,083	112,649	84,679

Investment securities, available-for-sale, at fair value	1,523,501	1,614,890	1,671,750	1,384,256
Commercial loans, at fair value	105,928	114,162	139,389	142,658
Loans, net of deferred fees and costs	7,257,649	7,073,906	7,116,676	6,672,637
Allowance for credit losses	(63,483)	(63,495)	(66,200)	(64,152)
Loans, net	7,194,166	7,010,411	7,050,476	6,608,485
Stock in Federal Reserve, Federal Home Loan and Atlantic Central Bankers Banks	66,585	50,115	25,205	25,250
Accrued interest receivable	46,623	43,342	43,090	43,831
Other real estate owned	70,734	62,011	60,695	61,974
Deferred tax asset, net	38,585	23,491	18,679	10,034
Credit enhancement asset	31,207	30,733	31,138	29,318
Other	260,352	186,739	199,354	208,939
Total assets	$9,426,038	$9,215,977	$9,352,425	$8,599,424

Liabilities:
Deposits
Demand and interest checking	$7,257,924	$7,353,151	$7,827,037	$7,254,896
Savings and money market	79,583	123,051	338,459	75,901
Total deposits	7,337,507	7,476,202	8,165,496	7,330,797

Short-term borrowings	1,110,000	744,000	199,000	200,000
Senior debt	196,736	196,528	196,253	196,052
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	4,298	4,327	13,712	13,806
Other liabilities	87,303	76,138	74,767	67,206
Total liabilities	8,749,245	8,510,596	8,662,629	7,821,262

Total shareholders' equity	676,793	705,381	689,796	778,162

Total liabilities and shareholders' equity	$9,426,038	$9,215,977	$9,352,425	$8,599,424

AVERAGE BALANCE SHEET - QTD
(Dollars in thousands)

	Three months ended September 30, 2026			Three months ended September 30, 2025
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Interest-earning assets:
Non-fintech loans	$6,360,234	$110,241	6.93%	$6,048,270	$113,907	7.53%
Fintech loans(1)	1,547,735	4,202	1.09%	641,026	1,075	0.67%
Loans, total(2)	7,907,969	114,443	5.79%	6,689,296	114,982	6.88%
Investment securities	1,588,403	20,065	5.05%	1,426,443	17,458	4.90%
Interest-earning deposits	100,918	1,042	4.13%	354,991	3,954	4.46%
Total interest-earning assets	9,597,290	135,550	5.65%	8,470,730	136,394	6.44%

Allowance for credit losses	(52,589)			(59,166)
Other assets	371,601			308,654
Total assets	$9,916,302			$8,720,218

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$8,336,415	$35,365	1.70%	$7,560,744	$38,233	2.02%
Savings and money market	83,072	777	3.74%	64,529	563	3.49%
Total deposits	8,419,487	36,142	1.72%	7,625,273	38,796	2.04%

Short-term borrowings	511,321	5,135	4.02%	45,067	495	4.39%
Long-term borrowings	4,316	74	6.86%	13,866	197	5.68%
Subordinated debentures	13,401	237	7.07%	13,401	259	7.73%
Senior debt	196,599	3,895	7.92%	140,992	2,450	6.95%
Total deposits and liabilities	9,145,124	45,483	1.99%	7,838,599	42,197	2.15%

Other liabilities	80,091			62,405
Total liabilities	9,225,215			7,901,004

Shareholders' equity	691,087			819,214
	$9,916,302			$8,720,218
Net interest income		$90,067			$94,197

Net interest margin			3.75%			4.45%
________
(1)Income related to non-interest bearing fintech loans is included in non-interest income.
(2)Loans, total includes Commercial loans, at fair value and Loans, net of deferred loan fees and costs. Non-accrual loans are included in the Average balance.

AVERAGE BALANCE SHEET - YTD
(Dollars in thousands)

	Nine months ended September 30, 2026			Nine months ended September 30, 2025
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Interest-earning assets:
Non-fintech loans	$6,246,850	$323,709	6.91%	$6,000,321	$334,419	7.43%
Fintech loans (1)	1,352,831	8,862	0.87%	548,909	1,801	0.44%
Loans, total (2)	7,599,681	332,571	5.83%	6,549,230	336,220	6.84%
Investment securities	1,630,893	60,195	4.92%	1,464,085	58,164	5.30%
Interest-earning deposits	168,254	4,624	3.66%	746,470	24,960	4.46%
Total interest-earning assets	9,398,828	397,390	5.64%	8,759,785	419,344	6.38%

Allowance for credit losses	(54,639)			(52,227)
Other assets	375,759			341,661
Total assets	$9,719,948			$9,049,219

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$8,246,396	$101,975	1.65%	$7,906,597	$126,680	2.14%
Savings and money market	137,360	3,790	3.68%	88,687	2,454	3.69%
Total deposits	8,383,756	105,765	1.68%	7,995,284	129,134	2.15%

Short-term borrowings	321,152	9,465	3.93%	15,334	500	4.35%
Long-term borrowings	9,349	418	5.96%	13,957	590	5.64%
Subordinated debentures	13,401	708	7.04%	13,401	771	7.67%
Senior debt	196,399	11,687	7.93%	111,354	4,917	5.89%
Total deposits and liabilities	8,924,057	128,043	1.91%	8,149,330	135,912	2.22%

Other liabilities	112,596			115,916
Total liabilities	9,036,653			8,265,246

Shareholders' equity	683,295			783,973
	$9,719,948			$9,049,219
Net interest income		$269,347			$283,432

Net interest margin			3.82%			4.32%
________
(1)Income related to non-interest bearing fintech loans is included in non-interest income.
(2)Loans, total includes Commercial loans, at fair value and Loans, net of deferred loan fees and costs. Non-accrual loans are included in the Average balance.

BUSINESS LINE QUARTERLY SUMMARY - AVERAGE QTD
(Dollars in thousands)
	Three Months Ended
	September 30, 2026		June 30, 2026		September 30, 2025
	Average Balance	Average Rate (2)	Average Balance	Average Rate (2)	Average Balance	Average Rate (2)
Total Loan Portfolio (1)
Credit Solutions:
Real estate bridge loans	$2,380,541	7.60%	$2,284,810	7.66%	$2,236,827	8.35%
SBLOC/IBLOC and Advisor financing	2,049,856	5.76%	2,034,126	5.72%	1,881,334	6.49%
Small business lending	1,102,354	7.37%	1,075,470	7.21%	1,042,929	7.72%
Direct lease financing	662,686	7.95%	675,230	8.00%	699,387	8.06%
Other loans	150,327	5.37%	152,964	5.31%	172,226	5.75%
Unamortized loan fees and costs	14,470	—	15,442	—	15,567	—
Total Credit Solutions	6,360,234	6.93%	6,238,042	6.91%	6,048,270	7.53%

Sponsored Lending:
Fintech loans (3)	1,547,735	1.09%	1,390,866	0.82%	641,026	0.67%

Total loan portfolio	$7,907,969	5.79%	$7,628,908	5.80%	$6,689,296	6.88%

Deposits:
Fintech	$8,114,725	1.72%	$8,085,670	1.63%	$7,341,949	2.05%
Non-fintech	304,762	1.68%	328,322	1.75%	283,324	1.60%
Total deposits	$8,419,487	1.72%	$8,413,992	1.63%	$7,625,273	2.04%

______________
(1)Total loan portfolio includes both loans recorded at amortized cost and loans at fair value.
(2)Rates are average annualized rates.
(3)Income related to non-interest-bearing loans is included in non-interest income.

PORTFOLIO PERFORMANCE
(Dollars in thousands)
Credit Quality

	September 30, 2026	June 30, 2026	September 30, 2025
For the three months ended:
Net charge-offs/average loans (annualized)(1)
Fintech	10.21%	7.13%	23.37%
Non-fintech	0.07%	0.06%	0.23%
Total	2.09%	1.37%	2.50%

Net charge-offs/average assets (annualized)	1.64%	1.06%	1.87%

As of period end:
Nonperforming loans to total loans(1)	0.89%	1.05%	1.35%
Nonperforming assets to total assets	1.44%	1.48%	1.77%

Allowance for credit losses to loans outstanding:(1)
Fintech	3.33%	3.41%	3.73%
Non-fintech	0.51%	0.53%	0.59%
Total	0.87%	0.90%	0.96%

Allowance for credit losses to total assets	0.67%	0.69%	0.75%
_____________
(1) Excludes loans recorded at fair value.

Loan Delinquency and Non-Accrual

	September 30, 2026
	Past Due
	30-59 days past due	60-89 days past due	90+ days still accruing	Non-accrual	Total past due	Current	Total loans
Real estate bridge loans	$8,234	$19,360	$—	$12,700	$40,294	$2,386,814	$2,427,108
SBLOC / IBLOC	5,480	1,268	—	—	6,748	1,823,942	1,830,690
Small business loans	7,018	2,126	85	37,815	47,044	1,016,099	1,063,143
Fintech	32,280	8,888	4,211	—	45,379	891,198	936,577
Direct lease financing	1,941	1,635	2,560	7,149	13,285	627,723	641,008
Advisor financing	—	—	—	—	—	196,858	196,858
Other loans	92	—	—	248	340	147,459	147,799
Total loans	$55,045	$33,277	$6,856	$57,912	$153,090	$7,090,093	$7,243,183

NON-GAAP FINANCIAL MEASURES
We use certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures are focused on adjusting certain metrics used to measure our performance to exclude the impact of items or events that management believes are not reflective of core operating performance (collectively “Non-core adjustments”). Management uses such non-GAAP financial measures to help evaluate our business on a consistent basis, measure our performance, identify trends affecting our business, and assess our operational efficiencies.
For the periods presented, Non-core adjustments include:
Non-interest income-Fintech loan credit enhancement and Provision for credit losses on fintech loans. These amounts relate to estimated credit losses on the portfolio of fintech loans, and an amount recognized in Non-interest income—Fintech loan credit enhancement for the estimated recovery from a third party under credit enhancement agreements that cover losses from borrowers for fintech loans receivable. The measurement of the estimated credit losses and the estimated recovery from the credit enhancement are based on the same estimate and correlate to like amounts in our statement of operations.
Certain items or events that management believes are not reflective of core operating performance that were recorded in Non-interest expense, including Restructuring costs and Legal settlement (reimbursement).
Income tax benefits related to a one-time adjustment from purchased transferable tax credits that relate to prior tax years.
Non-GAAP measures include:
•Adjusted net income is calculated as: GAAP Net income, plus: (i) pre-tax Non-core adjustments, as defined above; (ii) Income tax expense or benefit related to Non-core adjustments; and (iii) Non-core adjustments to Income tax expense.
•Core earnings per share is calculated as: Adjusted net income (Non-GAAP), divided by weighted-average diluted shares.
•Core revenue is calculated as: the total of GAAP Net interest income and GAAP Non-interest income, less Fintech loan credit enhancement income.
•Core non-interest income is calculated as: GAAP Non-interest-income less Fintech loan credit enhancement income.
•Core non-interest expense is calculated as: GAAP Non-interest expense, less Non-core adjustments from Restructuring costs and Legal settlement (reimbursement).
•Core income tax expense is calculated as: GAAP Income tax expense, less (i) Income tax expense or benefit related to Pre-tax non-core adjustments; and (ii) Non-core adjustments to Income tax expense related to transferable tax credit carryback.
•Core return on assets is calculated as: Adjusted net income (Non-GAAP), divided by Average assets, as reported.
•Core return on equity is calculated as: Adjusted net income (Non-GAAP), divided by Average equity, as reported.
•Core efficiency ratio is calculated as Core non-interest expense (Non-GAAP) divided by Core revenue (Non-GAAP). This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.
•Core non-interest income as a percentage of total revenue is calculated as: (i) Core Non-interest-income (Non-GAAP); divided by (ii) Core revenue (Non-GAAP). This ratio is used to compare the amount of non-interest income, which is primarily fee-based, to our total revenue each period to review the growth in our fee-based business.
•Core fintech fees as a percentage of total revenue is calculated as: (i) GAAP Non-interest income – Total fintech fees; divided by (ii) Core revenue (Non-GAAP). This metric is used to review the growth in our fintech business, which is one of our key areas of focus.
We believe that these non-GAAP measures are useful performance metrics for management, investors, and lenders, because they provide a means to evaluate period-to-period comparisons of the Company’s financial performance without the effects of certain adjustments in accordance with GAAP, and unusual, one-time, non-ordinary course items that are not reflective of core operating performance. Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in text or in the tables included or attached to this press release.
The presentation of certain prior period amounts has been updated to conform to current period presentation.

RECONCILIATION OF NON-GAAP MEASURES
(Dollars in thousands, except share and per share data)	Three months ended			Nine months ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Adjusted net income:

Net income, as reported	$62,780	$60,656	$54,927	$183,505	$171,921
Less Non-core adjustments (pre-tax):
Fintech loan credit enhancement	(39,997)	(25,766)	(39,790)	(94,606)	(128,891)
Provision for credit losses on fintech loans	39,997	25,766	39,790	94,606	128,891
Restructuring costs	4,276	—	—	5,201	—
Legal settlement (reimbursement)	1,900	—	—	(100)	—
Pre-tax income, net of Non-core adjustments	$68,956	$60,656	$54,927	$188,606	$171,921
Income tax expense on Non-core items	(1,297)	—	—	(1,071)	—
Non-core adjustments to Income tax expense:
Transferable tax credits carryback	(7,284)	—	—	(7,284)	—
Adjusted net income (Non-GAAP)	$60,375	$60,656	$54,927	$180,251	$171,921

Core earnings per share:

Net income per share - diluted - as reported	$1.53	$1.45	$1.18	$4.39	$3.64
Less impact of Non-core adjustments, per share: (1)
Non-core adjustments (pre-tax)	0.15	—	—	0.12	—
Income tax expense on Non-core items	(0.03)	—	—	(0.03)	—
Non-core adjustments to Income tax expense	(0.18)	—	—	(0.17)	—
Core earnings per share - diluted (Non-GAAP)	$1.47	$1.45	$1.18	$4.31	$3.64
Weighted average shares - diluted	41,149,490	41,794,160	46,518,125	41,834,133	47,209,469

Core revenue

Net interest income	$90,067	$90,466	$94,197	$269,347	$283,432
Non-interest income	85,817	73,040	80,416	231,382	247,801
Total revenue	175,884	163,506	174,613	500,729	531,233
Less Non-core adjustments (pre-tax):
Fintech loan credit enhancement	39,997	$25,766	39,790	94,606	128,891
Core revenue (Non-GAAP)	$135,887	$137,740	$134,823	$406,123	$402,342

Core non-interest income

Non-interest income, as reported	$85,817	$73,040	$80,416	$231,382	$247,801
Less Non-core adjustments (pre-tax):
Fintech loan credit enhancement	39,997	25,766	39,790	94,606	128,891
Core non-interest income (Non-GAAP)	$45,820	$47,274	$40,626	$136,776	$118,910

Core non-interest expense:

Non-interest expense, as reported	$63,529	$56,476	$56,404	$175,031	$166,921
Less Non-core adjustments (pre-tax):
Restructuring costs	4,276	—	—	5,201	—
Legal settlement (reimbursement)	1,900	—	—	(100)	—
Core non-interest expense (Non-GAAP)	$57,353	$56,476	$56,404	$169,930	$166,921

__________
(1)Non-core adjustments per share include Restructuring costs of $0.08 per share and $0.09 per share, and Legal settlement of $0.04 per share and an immaterial amount per share for the three and nine months ended September 30, 2026, respectively.

RECONCILIATION OF NON-GAAP MEASURES (continued)
(Dollars in thousands)	Three months ended			Nine months ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Core income tax expense:

Income tax expense, as reported	$8,944	$20,285	$18,228	$47,872	$56,121
Less non-core adjustments:
Income tax expense on non-core items	(1,297)	—	—	(1,071)	—
Income tax expense (benefit): Transferable tax credits carryback	(7,284)	—	—	(7,284)	—
Core income tax expense (Non-GAAP)	$17,525	$20,285	$18,228	$56,227	$56,121

Return on assets and Return on equity
Net income, as reported	$62,780	$60,656	$54,927	$183,505	$171,921
Average assets, as reported	$9,916,302	$9,703,591	$8,720,218	$9,719,948	$9,049,219
Average equity, as reported	$691,087	$701,165	$819,214	$683,295	$783,973

Return on assets(1)	2.51%	2.51%	2.50%	2.52%	2.54%
Return on equity(1)	36.0%	34.7%	26.6%	35.9%	29.3%

Core return on assets and Core return on equity
Adjusted net income (Non-GAAP)	$60,375	$60,656	$54,927	$180,251	$171,921
Average assets, as reported	9,916,302	9,703,591	8,720,218	9,719,948	9,049,219
Average equity, as reported	691,087	701,165	819,214	683,295	783,973

Core return on assets (Non-GAAP)(1)	2.42%	2.51%	2.50%	2.48%	2.54%
Core return on equity (Non-GAAP)(1)	34.7%	34.7%	26.6%	35.3%	29.3%

Core efficiency ratio:
Core non-interest expense (Non-GAAP)	$57,353	$56,476	$56,404	$169,930	$166,921
Core revenue (Non-GAAP)	135,887	137,740	134,823	406,123	402,342
Core efficiency ratio (Non-GAAP)	42.2%	41.0%	41.8%	41.8%	41.5%

Non-interest income as a percentage of total revenue:
Non-interest income	$85,817	$73,040	$80,416	$231,382	$247,801
Total revenue	175,884	163,506	174,613	500,729	531,233
Non-interest income as a percentage of total revenue	48.8%	44.7%	46.1%	46.2%	46.6%

Core non-interest income (Non-GAAP)	$45,820	$47,274	$40,626	$136,776	$118,910
Core revenue (Non-GAAP)	135,887	137,740	134,823	406,123	402,342
Core non-interest income as a percentage of total revenue (Non-GAAP)	33.7%	34.3%	30.1%	33.7%	29.6%

Fintech fees as a percentage of total revenue:
Total fintech fees	$41,819	$40,894	$35,083	$120,782	$105,174
Total revenue	175,884	163,506	174,613	500,729	531,233
Fintech fees as a percentage of total revenue	23.8%	25.0%	20.1%	24.1%	19.8%

Total fintech fees	$41,819	$40,894	$35,083	$120,782	$105,174
Core revenue (Non-GAAP)	135,887	137,740	134,823	406,123	402,342
Core fintech fees as a percentage of total revenue (Non-GAAP)	30.8%	29.7%	26.0%	29.7%	26.1%
__________
(1) Annualized